Exhibit 4(b)
EXECUTION VERSION
THIRD SUPPLEMENTAL INDENTURE
Dated as of October 31, 2014

THIRD SUPPLEMENTAL INDENTURE, dated as of October 31, 2014, among PPL WW Holdings Limited (formerly known as Western Power Distribution Holdings Limited), a company incorporated under the laws of England and Wales with registered number 04267536 (the "Company"), Western Power Distribution Limited, a company incorporated under the laws of England and Wales (the "New Obligor") and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), a New York banking corporation, as Trustee under the Indenture, as defined below (the "Trustee").

W I T N E S S E T H:

WHEREAS, WPD Holdings UK (the “Original Issuer”) has heretofore executed and delivered to the Trustee an indenture dated as of March 16, 2001 (as supplemented and amended, the "Indenture"), to provide for the issuance by it of its indebtedness;

WHEREAS, the Original Issuer has heretofore executed and delivered to the Trustee a first supplemental indenture dated as of March 16, 2001, to create multiple series of securities to be issuable under the Indenture, including one series of the Issuer’s 7.25% Notes Due 2017 and one series of the Issuer’s 7.375% Notes Due 2028 (together, the “Securities”);

WHEREAS, the Original Issuer and the Company have heretofore executed and delivered to the Trustee a second supplemental indenture dated as of January 31, 2003, to convey and transfer the Original Issuer’s properties and assets substantially as an entirety under the Indenture, the Securities and all other documents, agreements and instruments related thereto to the Company, as the successor entity, which thereby expressly assumed the Original Issuer’s applicable obligations on the Securities;

WHEREAS, the Company and certain of its subsidiaries and affiliates plan to enter into a reorganization transaction with other subsidiaries of PMDC International Holdings, Inc. to simplify the group structure, reduce administration costs and simplify internal cash management procedures;

WHEREAS, pursuant to Article One of this Third Supplemental Indenture, the New Obligor will assume, as full and equal co-obligor of the Company, all of the Company’s obligations under the Indenture and the Securities and the performance or observance of every covenant of the Indenture and the Securities to be performed or observed;

WHEREAS, pursuant to Article VIII and Article IX of the Indenture, the Company, the New Obligor and the Trustee may enter into this Third Supplemental Indenture; and

WHEREAS, all other acts necessary to make this Third Supplemental Indenture a valid, binding and enforceable instrument, and all of the conditions and requirements set forth in the Indenture, have been performed and fulfilled and the execution and delivery of this Third Supplemental Indenture have been in all respects duly authorized.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledges, each of the Company, New Obligor and Trustee hereby agrees for the other parties' benefit, and for the equal ratable benefit of the Holders, as follows:

ARTICLE ONE

Assumption of Obligations by New Obligor

Section 1.01 ASSUMPTION OF OBLIGATIONS BY NEW OBLIGOR. The New Obligor hereby agrees that as of the date hereof it expressly, and without any further action being necessary, assumes all of the Company’s obligations under the Indenture and the Securities and the due and punctual performance and observance of all the covenants and conditions to be performed or observed by the Company pursuant to the Indenture and the Securities in accordance with Section 801 of the Indenture, as if originally named the Issuer under the Indenture.

Section 1.02 WAIVER OF DISCHARGE OF OBLIGATIONS BY THE COMPANY. The Company hereby agrees to waive the discharge under Section 802 of the Indenture of its obligations under the Indenture and the Securities; and without any further action being necessary, hereby reaffirms and agrees to comply with its obligations as the Issuer under the Indenture and the Securities and the due and punctual performance and observance of all the covenants and conditions to be performed or observed pursuant to the Indenture and the Securities in accordance with the Indenture.

Section 1.03   CO-OBLIGORS.  Each of the Company and New Obligor hereby agree to act as co-obligors, jointly and severally, and fully and unconditionally liable on the Securities; each shall be considered for purposes of the Indenture to be the Issuer of the Securities; and the Indenture and the Securities shall be construed and/or deemed amended in light of, and in order to give full effect to, the foregoing.

ARTICLE TWO

Miscellaneous

Section 2.01 CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

Section 2.02 EXECUTION AS SUPPLEMENTAL INDENTURE. This Third Supplemental Indenture is executed as and shall constitute an Indenture supplemental to the Indenture, and the Indenture and this Third Supplemental Indenture shall form a part of the Indenture.

Section 2.03 CONFIRMATION. The Indenture as amended and supplemented by this Third Supplemental Indenture is in all respects confirmed and preserved.

Section 2.04 COUNTERPARTS. This Third Supplemental Indenture may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

Section 2.05 EFFECT OF HEADINGS. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 2.06 SEPARABILITY CLAUSE. In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.07 GOVERNING LAW. This Third Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 2.08     TRUSTEE MAKES NO REPRESENTATION.  The Trustee makes no representation as to the validity or sufficiency of this Third Supplemental Indenture or the statements made in the recitals of this Third Supplemental Indenture.

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IN WITNESS WHEREOF, the parties hereof have caused this Third Supplemental Indenture to be duly executed by their respective officers or directors duly authorized thereto, all as of the day and year first above written.

PPL WW Holdings Limited

By:  ___________________________
Name:
Title:

Western Power Distribution Limited

By:  ___________________________
Name:
Title:

Deutsche Bank Trust Company Americas,
as Trustee

By:  Deutsche Bank National Trust Company

By:  ___________________________
Name:
Title:

By:  ___________________________
Name:
Title: